Exhibit 23.1

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 14, 2014, relating to the consolidated financial statements and financial statement schedule of Hyatt Hotels Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 25, 2014